Exhibit 10.1

RAMBUS INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Keith Jones (“Executive”) and Rambus Inc., a Delaware corporation (the “Company”), effective as of November 15, 2021 (the “Effective Date”).

1. Duties and Scope of Employment.

(a) Positions and Duties. Commencing on the date that the employment of the Company’s then-current Chief Financial Officer (“CFO”) terminates (such date, the “Interim CFO Start Date”), Executive will serve as the Company’s interim Chief Financial Officer (the “Interim CFO”) reporting directly to the Company’s Chief Executive Officer (the “CEO”). In such role, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the CEO or the Company’s Board of Directors (the “Board”). The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with the Company’s Code of Business Conduct and Ethics. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, including membership of boards of directors or advisors, for any direct or indirect remuneration without the prior approval of the Board. Executive further agrees to comply with all Company policies, including, for the avoidance of any doubt, any insider trading policies and compensation clawback policies currently in existence or that may be adopted by the Company during the Employment Term.

(c) Other Entities. Executive agrees to serve and may be appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

(d) Term of Agreement. Unless agreed to in writing by the Company and Executive, this Agreement will terminate on the date that a permanent CFO of the Company commences employment with the Company; provided, however, if Executive incurs a termination of employment that entitles Executive to receive the payments and benefits described in Section 6, this Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or Executive may terminate the employment relationship at any time, with or without Cause. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance payments and benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary and Salary Stipend. During the Employment Term Executive will continue to be paid Executive’s annual base salary in effect on the Effective Date, which the parties agree is $324,571.07 (the “Base Salary”). In addition, as of the Interim CFO Start Date, the Company will pay Executive a monthly salary stipend of $6,250 (the “Salary Stipend”) as additional compensation for his services from the Interim CFO Start Date through the remainder of the Employment Term. The Salary Stipend will be paid for a minimum of three (3) months after the CFO Start Date even if the Employment Term ends sooner, but subject to Executive remaining an employee of the Company during such period. The Base Salary and Salary Stipend will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b) Annual Incentive. Executive will continue to be eligible to receive annual incentives payable for the achievement of performance goals established by the Compensation Committee of the Board (the “Compensation Committee”), with the annual target bonus equal to forty percent (40%) of the Base Salary (or $129,828.43), less applicable withholdings (such target bonus, as is then effective, the “Target Bonus”). For purposes of clarification, no additional annual incentive opportunity will be provided to Executive for serving as the Interim CFO. The actual earned Target Bonus, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Compensation Committee are achieved or exceeded (the “Earned Bonus”). All annual incentive payments are contingent upon Executive remaining employed with the Company through the payment date. In no event will payment of any Earned Bonus be made later than March 15th of the year following the year to which the Earned Bonus relates.

(c) Retention Bonus. The Company will pay Executive a retention bonus in the amount of $150,000 on the date that is 12 months from the Effective Date (the “Bonus Payment Date”), subject to the Executive’s continued service with the Company between the Effective Date and the Bonus Payment Date.

(d) Equity. Executive will be eligible to receive awards of stock options, RSUs or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(e) Review and Adjustments. Executive’s Base Salary, Target Bonus, and other compensatory arrangements will be subject to review and adjustment in accordance with the Company’s applicable policies.

4. Employee Benefits.

(a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

(b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Severance Benefits.

(a) Termination without Cause or Resignation for Good Reason During the CFO Transition Period. If the Company terminates Executive’s employment with the Company without Cause (and not by reason of Executive’s death or Disability), or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs during the CFO Transition Period, then subject to Section 7, Executive will receive the following:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements when legally required.

(ii) Severance Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to one hundred percent (100%) of Executive’s Base Salary as in effect immediately prior to Executive’s termination date (or if the termination is due to a resignation for Good Reason based on a material reduction in Base Salary, as applicable, then Executive’s Base Salary in effect immediately prior to the reduction) and the monthly Salary Stipend multiplied by twelve (12).

(iii) Bonus Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to one hundred percent (100%) of Executive’s Target Bonus as in effect immediately prior to Executive’s termination date (or if the termination is due to a resignation for Good Reason based on a material reduction in the level of employee benefits, including bonuses, then Executive’s Target Bonus in effect immediately prior to the reduction).

(iv) Continuation Coverage. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits under COBRA for Executive and Executive’s eligible dependents until the earlier of (A) a period of twelve (12) months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by twelve (12), which payment will be made regardless of whether Executive elects COBRA continuation coverage. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(v) Accelerated Vesting of Equity Awards. Executive’s then-outstanding and unvested Equity Awards that vest solely based upon Executive’s continued service with the Company will immediately accelerate vesting as to that number of shares that would have otherwise vested had Executive remained employed by the Company for twelve (12) months following Executive’s termination date. This includes equity compensation awards with a mixture of performance-based vesting and service-based vesting provisions as to which the performance metric has been achieved by the termination date, but not as to any such awards as to which the performance metric has not been achieved by the termination date.

(b) Termination Outside of the CFO Transition Period; Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) for any reason outside of the CFO Transition Period, (ii) voluntarily by Executive (other than for Good Reason during the CFO Transition Period) or (iii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(c) Non-Duplication of Payment or Benefits. Notwithstanding any provision of this Agreement to the contrary, if Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any Equity Awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which the Company is a party (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Exclusive Remedy. In the event of a termination of Executive employment as set forth in Section 6(a) of this Agreement, the provisions of Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 6 of this Agreement.

7. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits (other than the accrued benefits set forth in Section 6(a)(i)) pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). Any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the tenth (10th) day following the date the Release becomes effective and irrevocable (the “Release Effective Date”), or, if later, such time as required by Section 7(c)(iii), except that the acceleration of vesting of Equity Awards not subject to Section 409A will become effective on the Release Effective Date. Except as required by Section 7(c)(i) and/or Section 7(c)(iii), any lump sum or installment payments that would have been made to Executive during the period between the date of Executive’s separation from service and the tenth (10th) day following the Release Effective Date but for the preceding sentence will be paid to Executive on the tenth (10th) day following the Release Effective Date, and the remaining payments will be made as provided in this Agreement. If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(b) Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 6 (other than the accrued benefits set forth in Section 6(a)(i)) will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement between the Company and Executive, as such agreement may be amended from time to time.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries), if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. Notwithstanding anything in Section 7(a) to the contrary, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or if later, such time as required by Section 7(c)(iii).

Except as required by Section 7(c)(iii), any lump sum or installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following his separation from service and the remaining payments will be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment of any Deferred Payments.

(ii) It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 7(c)(iv) below or resulting from an involuntary separation from service as described in Section 7(c)(v) below.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above. Any payments or benefits due under this Agreement will be paid as provided under this Agreement, but in no event later than the last day of the second taxable year of Executive following Executive’s taxable year in which Executive’s separation from service from the Company occurs.

(vi) The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse, indemnify or hold harmless Executive for any taxes, penalties and interest that may be imposed, or that may be incurred, as a result of Section 409A.

8. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 6 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (ii) cancellation of Equity Awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G (if two or more Equity Awards are granted on the same date, each award will be reduced on a pro-rata basis); (iii) reduction of the accelerated vesting of Equity Awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted Equity Awards will be cancelled first and if more than one Equity Award was made to Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata); and (iv) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 8, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 8.

9. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; and (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed his duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part.

The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Section 2 above, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(b) CFO Transition Period. “CFO Transition Period” means the Employment Term and the twelve (12) month period following the completion of the Employment Term.

(c) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(d) Confidentiality Agreement. “Confidentiality Agreement” means the Company’s At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement that Executive previously executed in connection with the commencement of Executive’s employment with the Company.

(e) Disability. “Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(f) Equity Awards. “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, RSUs, performance shares, performance stock units and any other Company equity compensation awards.

(b) Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a significant reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority or responsibilities, provided that any determination as to whether a significant reduction of Executive’s duties, authority or responsibilities or the assignment to Executive of reduced duties, authority or responsibilities has occurred will relate to changes from, and as compared to, Executive’s duties, authority or responsibilities as in effect immediately prior to the Interim CFO Start Date, and, for the avoidance of doubt, Executive will not be entitled to claim Good Reason solely due to a reduction of Executive’s duties, authority or responsibilities, or the assignment to Executive of such reduced duties, authority or responsibilities resulting from Executive no longer serving as the Interim CFO following the hiring of a permanent CFO; (ii) a substantial reduction, without good business reasons, of the facilities and perquisites (including the office space and location made available to Executive immediately prior to the Interim CFO Start Date, provided that any change to office space and location made solely as a result of Executive no longer serving as the Interim CFO following the hiring of a permanent CFO will not constitute Good Reason) available to Executive immediately prior to such reduction; (iii) a material reduction by the Company in Executive’s Base Salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which Executive was entitled immediately prior to such reduction, with the result that Executive’s overall benefits package is significantly reduced; (v) the relocation of Executive to a facility or location more than fifty (50) miles from Executive’s then present location (it being understood that reasonably required travel on business, a relocation to Executive’s home as Executive’s primary work location, being required to work remotely from home during the COVID-19 pandemic or any similar outbreak of infectious disease, or the return to work thereafter at the Company’s office in the jurisdiction where Executive is then assigned, will not constitute Good Reason); (vi) any purported termination of Executive by the Company which is not effected for Disability or Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of Executive. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

(g) Section 409A Limit. “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated

10. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Notices.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of the Chief Executive Officer and the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer and General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 11(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).

12. Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

13. Confidential Information. Executive confirms Executive’s continuing obligations under the Confidentiality Agreement.

14. Protected Activity Not Prohibited. Executive understands that nothing in this Agreement, or any other agreement or policy with or by the Company, will in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement, or any other agreement or policy of the Company, regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this provision. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

15. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source except as provided in Section 6(c) hereof.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, along with the Confidentiality Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	RAMBUS INC.

	By:	/s/ Cliff Burnette
	Title:	SVP & Chief Human Resources Office
	Date:	10/12/2021

EXECUTIVE	By:	/s/ Keith Jones
	Title:	VP, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)
	Date:	10/12/2021

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